FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES
ELISHA FINNEY TO JOIN BOARD OF DIRECTORS

COLUMBUS, Ohio - July 5, 2017 -- Mettler-Toledo International Inc. (NYSE:MTD) announced today that Elisha Finney has been appointed to its Board of Directors and Audit Committee effective November 1, 2017. It is anticipated that Ms. Finney will succeed Francis A. Contino as the Chair of the Audit Committee upon his retirement in May 2018.

Ms. Finney served as the Chief Financial Officer ("CFO") of Varian Medical Systems Inc. ("Varian") from 1999 through June 2017. She joined Varian in 1988 and served in a variety of finance roles prior to her appointment as CFO. Ms. Finney is a member of the board of directors of ICU Medical, Inc., iRobot Corporation, and NanoString Technologies, Inc.

Robert F. Spoerry, Chairman of the Board, stated, “Elisha is an accomplished finance professional, who has almost 20 years' experience as the CFO of a public company. Under her financial leadership, Varian achieved a sustained, decades-long record of growth in revenues and profitability. She is a proven business leader, who also has extensive governance experience serving as a board member. We look forward to her contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.